Exhibit 99.1

Explanation of Responses

Prior to the transactions reported herein, TD Group Holdings, LLC (“TD LLC”) owned an aggregate of 16,278 shares of common stock (the “Common Stock”), par value $0.01 per share, of TransDigm Group Incorporated (the “Company”).  From September 8, 2009 through September 10, 2009, TD LLC sold an aggregate of 16,278 shares of Common Stock in transactions effected pursuant to Rule 144 of the Securities Act of 1933, as amended.  As these sales were effected in multiple transactions, the price reported in Column 4 represents the weighted average price of the shares of Common Stock sold each day.  Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, including two affiliated partnerships (“WP VIII”), is the managing member of TD LLC, and, as such, has voting and investment power over the Common Stock held by TD LLC, including the Common Stock with respect to which WP VIII does not have a pecuniary interest.  WP VIII disclaims beneficial ownership of all Common Stock to which WP VIII does not have a pecuniary interest. Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners LLC”), a subsidiary of Warburg Pincus & Co., a New York general partnership (“WP”), is the sole general partner of WP VIII.  WP VIII is managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC” and together with WP, WP VIII and WP Partners LLC, the “Warburg Pincus Entities”).  David Barr, a director of the Company, is a General Partner of WP and Managing Director and Member of WP LLC and by reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, Mr. Barr may be deemed to be the beneficial owner of an indeterminate portion of the shares of Common Stock beneficially owned by TD LLC. Mr. Barr disclaims beneficial ownership of all shares held by TD LLC except to the extent of any pecuniary interest therein. WP Partners LLC and WP LLC may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares of Common Stock held by TD LLC. WP Partners LLC and WP LLC disclaim beneficial ownership of all such shares held by TD LLC except to the extent of any pecuniary interest therein. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares of Common Stock held by TD LLC except to the extent of any pecuniary interest therein. The address of the Warburg Pincus Entities is 450 Lexington Avenue, New York, New York 10017.